The Law Offices of Randall Lanham

A Professional Law Firm

1816 Kimberly Lake Drive	Telephone: (949) 933-1964
Swansea, IL 62226	Email: LanhamLaw@outlook.com

June 11, 2025

Board of Directors Chelsea Tech, Inc.

6353 El Cajon Blvd., Ste. 124

San Diego, CA 92115

Gentlemen and Ladies:

We have acted, at your request, as special counsel to Chelsea Tech, Inc., a Wyoming corporation, (Chelsea Tech) for the purpose of rendering an opinion as to the legality of 40,000,000 shares of Chelsea Tech common stock, par value $0.001, per share to be offered and distributed by Chelsea Tech (the Shares), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Chelsea Tech with the U.S. Securities and Exchange Commission (the SEC) on Form 1-A, for the purpose of registering the offer and sale of the Shares (Offering Statement).

For the purpose of rendering our opinion herein, while we are not licensed to practice in the State of Wyoming, have reviewed statutes of the State of Wyoming, to the extent we deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of incorporation of Chelsea Tech and all amendments thereto, the By-Laws of Chelsea Tech, selected proceedings of the board of directors of Chelsea Tech authorizing the issuance of the Shares, certificates of officers of Chelsea Tech, and such other documents of Chelsea Tech and of public officials as we have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of Chelsea Tech, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is our opinion that the Shares are duly authorized and when, as and if issued and delivered by Chelsea Tech against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we express no opinion with respect thereto. Our foregoing opinion is strictly limited to matters of Wyoming corporation law; and we do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than, as specified herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption Legal Matters in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Best Regards,

/S/ Randall J. Lanham, Esq.

Randall J. Lanham, Esq.